Exhibit 99.1

Interstate Power and Light Company
An Alliant Energy Company

Corporate Headquarters
4902 North Biltmore Lane
Suite 1000 Madison, WI 53718-2148

News Release

FOR IMMEDIATE RELEASE	Media Contact: Scott Reigstad (608) 458-3145
Investor Relations: Susan Gille (608) 458-3956

Interstate Power and Light Company Announces Pricing of Debt Offering

Senior Debentures will be due in 2015

Cedar Rapids, Iowa – June 10, 2010 – Interstate Power and Light Company (IPL), a subsidiary of Alliant Energy Corporation (NYSE: LNT), has priced a public offering of $150,000,000 aggregate principal amount of senior debentures. The senior debentures have an interest rate of 3.30% and will be due on June 15, 2015.

IPL intends to apply the approximately $148.4 million in net proceeds from this offering initially to repay short-term debt, including that incurred to finance equipment purchases and construction expenditures on an interim basis, and invest in short-term assets and thereafter to fund capital expenditures principally consisting of wind farm and pollution control equipment, and for general working capital purposes.

The offering was marketed through a group of underwriters, including Barclays Capital Inc., J.P. Morgan Securities Inc. , RBS Securities Inc., UBS Securities LLC and BNY Mellon Capital Markets, LLC as joint book-running managers.

The offering is being made only by means of a prospectus supplement and accompanying prospectus, which are part of a shelf registration statement IPL filed with the Securities and Exchange Commission, copies of which may be obtained from Barclays Capital Inc. by calling 1-888-603-5847 or from J.P. Morgan Securities Inc. by calling 212-834-4533. An electronic copy of the prospectus will be available from the Securities and Exchange Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Interstate Power and Light is a public utility engaged principally in the generation and distribution of electric energy and the distribution and transportation of natural gas in selective markets in Iowa and southern Minnesota, serving approximately 525,000 electric and 234,000 natural gas customers.